UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 6, 2006 (October 2, 2006)
MBI Financial, Inc.
(Exact name of registrant as specified in its charter)
Nevada
(State or other jurisdiction of incorporation)
2-42114
(Commission File Number)
75-1310613
(IRS Employer Identification No.)
1845 Woodall Rogers, Suite 1020 - Dallas, TX (75201)
(Address of principal executive offices)(Zip Code)
Registrant’s telephone number, including area code: (214) 468-0000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
SIGNATURES
Spencer Clark Private Placement Memorandum

FORM 8-K
MBI, Inc.
Section 2 — Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Registrant entered into an agreement to obtain a secured loan (“Note”) from a variety of individuals through a $1,200,000 private placement memorandum brokered by Spencer Clark. The private placement was more than fully funded on October 2, 2006 in the amount of $1,250,000. The Note bears interest at thirteen percent (13%) per annum and has a due date of October 31, 2007. As additional consideration and as an accommodation for making the loan, the Note holders shall receive stock purchase warrants entitling them to purchase a number of shares of the Company’s Common Stock equal to 120% of the number of shares of Common Stock into which the notes are convertible. The Warrants are exercisable at an initial price equal to $.40 and has an exercisable for a period of 5 years.
  The proceeds of this Note were to pay off short-term debt holders and in effect convert those obligations into long-term debt. In this regard, approximately $690,000 of the short-term debt was paid-off. Financing Fees for this transaction totaled $130,000, and the remaining proceeds have been or will be used for working capital purposes.
Company also reduced its short –term debt obligations through the conversion of debt or the exercise of warrants Note holders held. Spencer Clark investors converted $330,000 of debt into 1,142,110 shares of common stock and received the same amount of warrants which are exercisable at $.40. The warrants must be exercised within 3 years. Charter Private Equity, L.P. (“Charter”) exercised 1,200,000 shares of Company’s Common Stock and the funds from that exercise reduced Company’s obligation to Charter by $150,000.

Exhibit No. Description
10.1	Spencer Clark Private Placement Memorandum
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MBI Financial, INC.
(Registrant)

Date: October 6, 2006

/s/ Patrick McGeeney
Patrick McGeeney, President and Chief Executive Officer